Exhibit 5.1

May 1, 2019

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Chief Legal Officer for Humana Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration, pursuant to a Registration Statement on Form S-8 (together with any amendments thereto, the “Form S-8”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering an aggregate of Sixteen Million (16,000,000) shares of the Company’s common stock, par value $0.16 2/3 per share (the “Shares”) to be issued in connection with the Amended and Restated Humana Inc. Stock Incentive Plan (the “Plan”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed , facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. I also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, when issued, delivered and paid for in accordance with the provisions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and the Delaware Constitution, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. In addition, the opinions expressed herein are given as of the date hereof, and I undertake no obligation to update or supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

I hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares. In giving this consent, I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinions expressed herein are solely for your benefit in connection with the Form S-8 and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

/s/ Joseph C. Ventura
By: Joseph C. Ventura
Title: Chief Legal Officer